Filed Pursuant to Rule 433

Registration No. 333-161688

May 15, 2012

MURPHY OIL CORPORATION

Pricing Term Sheet

$500,000,000 4.00% Notes due 2022

Issuer:	Murphy Oil Corporation

Ratings: (Moody’s / S&P)*:	Baa3 / BBB

Ratings Outlooks: (Moody’s / S&P)*:	Stable / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	May 15, 2012

Settlement Date:	May 18, 2012 (T+3)

Maturity Date:	June 1, 2022

Interest Payment Dates:	June 1 and December 1, beginning December 1, 2012

Principal Amount:	$500,000,000

Benchmark:	1.75% due May 15, 2022

Benchmark Price / Yield:	99-24+ / 1.776%

Spread to Benchmark:	+ 225 bps

Yield to Maturity:	4.026%

Coupon:	4.00%

Public Offering Price:	99.786%

Optional Redemption:	Prior to March 1, 2022 (three months prior to maturity) make-whole at T + 35 bps; on or after March 1, 2022 at par

CUSIP / ISIN:	626717AD4 / US626717AD43

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated DNB Markets, Inc.

Co-Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Morgan Keegan & Company, Inc.

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Scotia Capital (USA) Inc.

Capital One Southcoast, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 326-5897 or by emailing cmclientsupport@wellsfargo.com.